Exhibit 99.(a)(1)(Q)

NOTICE OF EXPIRATION OF OFFER, AMENDMENT OR REPLACEMENT

OF ELIGIBLE OPTIONS AND COMMITMENT TO PAY CASH BONUS

To: [Name]

We are pleased to announce that we have completed our Offer to Amend or Replace Eligible Options (the “Offer”). Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Offer. As a result of the Offer, we have amended outstanding Eligible Options covering an aggregate of              shares of VeriSign common stock to increase the exercise price of each such option to the lower of (i) the fair market value per share of VeriSign common stock on the actual grant date of that option or (ii) $            , the closing selling price per share of such common stock on the Amendment Date (August 24, 2007). In addition, the participants whose Eligible Options have been so amended are now eligible to receive cash bonuses in the aggregate amount of up to $             to compensate them for the higher exercise prices per share in effect for their amended options.

Alternatively, we canceled tendered Eligible Options covering an aggregate of              shares of VeriSign common stock because the closing selling price per share of VeriSign common stock on the date on which the Eligible Options were amended was (i) lower than the Fair Market Value per share of VeriSign common stock on the actual grant date of the Eligible Option and (ii) the same or lower than the exercise price per share currently in effect for the Eligible Option.

The chart below lists each of your tendered Eligible Options that have been amended. The information in the chart confirms that the listed Eligible Options were validly submitted for amendment pursuant to the Offer and not otherwise withdrawn prior to the expiration date of the Offer. Accordingly, the adjusted exercise price per share now in effect for each of your amended Eligible Options is indicated below. Each of your amended options will continue to vest in accordance with the same vesting schedule measured from the same vesting commencement date currently in effect for that option. The amendment has no effect on the option’s vesting schedule, exercise period, option term or any other term or provision of the option.

Grant Date	Option Number	Total Number of Shares Subject to Outstanding Option	Exercise Price Per Share Prior to Amendment	New Exercise Price Per Share Following Amendment	Number of Outstanding Option Shares Subject to Amended Exercise Price	Number of Outstanding Option Shares Not Subject to Amended Exercise Price	Cash Bonus Payable in 2008

			$	$			$

Total Cash Bonus Amount: $

In exchange for your agreement to amend your outstanding Eligible Option to the Adjusted Exercise Prices determined for those options, VeriSign hereby irrevocably commits to pay you a cash bonus in the amount of $            . The applicable provisions under Section 409A of the Internal Revenue Code of 1986, as amended, do not permit the cash bonus to be paid in the same year in which the Eligible Options are amended. Therefore, the cash bonus will be paid on VeriSign’s first regularly scheduled payroll date following January 1, 2008, which is scheduled to be January 4, 2008. VeriSign must withhold all applicable U.S. federal, state and local income and employment withholding taxes and other required payments, and you will receive only the portion of the payment remaining after those taxes and payments have been withheld. You will receive your cash bonus even if your employment with VeriSign terminates prior to the date on which the cash bonus is paid.

This commitment to pay you the cash bonus is governed by the terms and conditions of the Offer as set forth in the Offer, Election Form, Instructions to the Election Form and the Stock Option Amendment and Bonus Agreement (collectively, the “Offer Documents”), all of which are incorporated herein by reference. Accordingly, this commitment and the Offer Documents reflect the entire agreement between you and VeriSign with respect to the amendment of your tendered Eligible Options.

Each New Option granted to you pursuant to the Offer is exactly the same as the tendered Eligible Option it replaced, including the exercise price per share, vesting schedule and expiration date, but with a new grant date of August 24, 2007. The chart below indicates which tendered Eligible Options were canceled and replaced with a New Option:

Grant Date of Canceled Option	Grant Number	Total Number of Shares Subject to New Option	Exercise Price Per Share Prior to Cancellation	Same Exercise Price Per Share Under New Option
			$	$
			$	$

VERISIGN, INC.

By:
Name:
Title: